Exhibit 3.1

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
RADIUS RECYCLING, INC.

ARTICLE I

The name of the corporation is Radius Recycling, Inc. (the “Corporation”).

ARTICLE II

The address of the principal place of business of the Corporation is: 222 SW Columbia Street, Suite 1150, Portland OR 97201.

ARTICLE III

The business mailing address of the Corporation is: PO Box 10047, Portland, Oregon 97296.

ARTICLE IV

The name and business mailing address of the registered agent are: CT Corporation System, 780 Commercial St SE Ste 100 Salem, Oregon 97301.

ARTICLE V

The name and address of an individual who has direct knowledge of the operations and business activities of the Corporation are: Tamara L. Lundgren, 222 SW Columbia Street, Suite 1150, Portland OR 97201.

ARTICLE VI

The Corporation shall be authorized to issue 1,000 shares of capital stock, all of which 1,000 shares shall be shares of common stock, par value $0.001 per share (the “Common Stock”).  Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes.  Each share of the Common Stock shall have one vote.

ARTICLE VII

Both the board of directors of the Corporation and the shareholders shall have the power to alter, amend or repeal the bylaws of the Corporation.

ARTICLE VIII

Special meetings of the shareholders, for any purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board, President, Secretary or the Board of Directors and shall be called by the Chairman of the Board, President, Secretary or the Board of Directors upon the written demand, describing the purposes for which the meeting is to be held, signed, dated and delivered to the Secretary in accordance with the bylaws of the Corporation, of the holders of not less than 25% of all the votes entitled to be cast on any issue proposed to be considered at the meeting.

ARTICLE IX

Any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted.  Any action taken will be evidenced by one or more written consents signed by those shareholders taking such action and delivered to the Corporation for filing with the Corporation’s records.  The Corporation will thereafter give written notice of any action so taken to shareholders who did not consent in writing to the action taken.

ARTICLE X

The Corporation shall indemnify to the fullest extent not prohibited by law any current or former director or officer of the Corporation who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise.  The Corporation shall pay all expenses incurred by any such person in defending such a proceeding in advance of its final disposition at the written request of such person if the person furnishes the Corporation (a) a written statement of a good faith belief that he or she is entitled to indemnification and (b) a written undertaking to repay such advance if it is ultimately determined by a court that such person is not entitled to be indemnified.  No amendment to these Second Amended and Restated Articles of Incorporation that limits the Corporation’s obligation to indemnify directors and officers of the Corporation shall have any effect on such obligation for any act or omission which occurs prior to the later of the effective date of the amendment or the date notice of the amendment is given to the officer or director.  This Article shall not be deemed exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries included in any statute, bylaw, agreement, general or specific action of the Board of Directors, vote of shareholders or other document or arrangement.

ARTICLE XI

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director; provided that this Article shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act.  No amendment to the Oregon Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of the amendment.